EXHIBIT 3.2

SPECTRUM GROUP INTERNATIONAL, INC.
AMENDMENT TO BYLAWS

The following resolutions of the Board set forth the Amendment to the Bylaws effective December 13, 2012:

WHEREAS, Article 2.14(b) of the Company's By-laws provides as follows:
“The Chairman of the Board or the Chief Executive Officer will be an ex officio member with full voting rights as a member of each committee”; and

WHEREAS, the Board has determined that the foregoing provision is not in the Company's best interests in light of the requirement that all members of each such committee be “independent” (as that term is currently defined in Rule 5605(a)(2) and (c)(2) of the Nasdaq listing standards).

NOW, THEREFORE, BE IT

RESOLVED, that, pursuant to the Board's authority under Article 9 of the Certificate of Incorporation of Spectrum Group International, Inc. to amend the Company's By-laws, the Board hereby amends the By-Laws of Spectrum Group International, Inc. by striking the last sentence of the current provision of Article 2.14(b).